UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                        Financial Industries Corporation
 ------------------------------------------------------------------------------

                                (Name of Issuer)

                     Common Stock, par value $0.20 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    317574101
                                   -----------
                                 (CUSIP Number)

                                January 14, 2005
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 317574101               SCHEDULE 13G               Page 2 of 9 Pages
===============================================================================


  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        The Roy F. and Joann Cole Mitte Foundation, EIN 74-2766058
-------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                       (a) [ ]
                                       (b) [X]
-------------------------------------------------------------------------------

  3     SEC USE ONLY



-------------------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Texas
-------------------------------------------------------------------------------

      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   968,804
         EACH              ----------------------------------------------------
      REPORTING
        PERSON             6      SHARED VOTING POWER
        WITH:
                                  0

                           ----------------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  968,804
                           ----------------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        968,804
-------------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
-------------------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.98%
-------------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON

        OO
-------------------------------------------------------------------------------

CUSIP No. 317574101               SCHEDULE 13G               Page 3 of 9 Pages
===============================================================================


  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Roy F. Mitte
-------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                       (a) [ ]
                                       (b) [X]
-------------------------------------------------------------------------------

  3     SEC USE ONLY



-------------------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
-------------------------------------------------------------------------------

      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   0
         EACH              ----------------------------------------------------
      REPORTING
        PERSON             6      SHARED VOTING POWER
        WITH:
                                  968,804

                           ----------------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  0
                           ----------------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  968,804
-------------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        968,804
-------------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
-------------------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.98%
-------------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON

        IN
-------------------------------------------------------------------------------

CUSIP No. 317574101               SCHEDULE 13G               Page 4 of 9 Pages
===============================================================================


  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Joann Cole Mitte
-------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                       (a) [ ]
                                       (b) [X]
-------------------------------------------------------------------------------

  3     SEC USE ONLY



-------------------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
-------------------------------------------------------------------------------

      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   0
         EACH              ----------------------------------------------------
      REPORTING
        PERSON             6      SHARED VOTING POWER
        WITH:
                                  0

                           ----------------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  0
                           ----------------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
-------------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
-------------------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
-------------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON

        IN
-------------------------------------------------------------------------------

CUSIP No. 317574101               SCHEDULE 13G               Page 5 of 9 Pages
===============================================================================


  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Scott Mitte
-------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                       (a) [ ]
                                       (b) [X]
-------------------------------------------------------------------------------

  3     SEC USE ONLY



-------------------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
-------------------------------------------------------------------------------

      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   64
         EACH              ----------------------------------------------------
      REPORTING
        PERSON             6      SHARED VOTING POWER
        WITH:
                                  0

                           ----------------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  64
                           ----------------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        64
-------------------------------------------------------------------------------

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
-------------------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%
-------------------------------------------------------------------------------

 12     TYPE OF REPORTING PERSON

        IN
-------------------------------------------------------------------------------

CUSIP No. 317574101               SCHEDULE 13G               Page 6 of 9 Pages
===============================================================================


Item 1(a).     Name of Issuer:

               Financial Industries Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               6500 Riverplace Blvd., Building I
               Austin, Texas  78730

Item 2(a).     Name of Person Filing.
Item 2(b).     Address of Principal Business Office or, if None, Residence.
Item 2(c).     Citizenship.

               The principal business office address of The Roy F. and Joann Cole Mitte Foundation and of Roy F. Mitte, Joann Cole Mitte and Scott Mitte is 1008 West Avenue, Austin, Texas 78701. The Foundation is a not-for-profit corporation organized under the laws of the State of Texas. Roy F. Mitte, Joann Cole Mitte and Scott Mitte are citizens of the United States of America.

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.20 per share

Item 2(e).     CUSIP Number:

               317574101

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               Not Applicable

Item 4.        Ownership.

               The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in
               Item 1:

              (a)   Amount beneficially owned:

                    The Roy F. and Joann Cole Mitte Foundation:
                                        968,804 shares of Common Stock
                    Roy F. Mitte:             0 shares of Common Stock
                    Joann Cole Mitte:         0 shares of Common Stock
                    Scott Mitte:             64 shares of Common Stock

CUSIP No. 317574101               SCHEDULE 13G               Page 7 of 9 Pages
===============================================================================


              (b)   Percent of Class:

                    The Roy F. and Joann Cole Mitte Foundation: 9.98% Roy F. Mitte: 9.98%
                    Joann Cole Mitte:  0%
                    Scott Mitte:  0%

              (c)   Number of shares as to which such person has:

                    (i)  sole power to vote or direct the vote:

                         The Roy F. and Joann Cole Mitte Foundation: 968,804 Roy F. Mitte: 0
                         Joann Cole Mitte:  0
                         Scott Mitte:  64

                    (ii) shared power to vote or direct the vote:

                         The Roy F. and Joann Cole Mitte Foundation: 0 Roy F. Mitte: 968,804
                         Joann Cole Mitte:  0
                         Scott Mitte:  0

                   (iii) sole power to dispose or direct the disposition of:

                         The Roy F. and Joann Cole Mitte Foundation: 968,804 Roy F. Mitte: 0
                         Joann Cole Mitte:  0
                         Scott Mitte:  64

                    (iv) shared power to dispose or direct the disposition of:

                         The Roy F. and Joann Cole Mitte Foundation: 0 Roy F. Mitte: 968,804
                         Joann Cole Mitte:  0
                         Scott Mitte:  0

Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable

CUSIP No. 317574101               SCHEDULE 13G               Page 8 of 9 Pages
===============================================================================


Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

               Not Applicable

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable

Item 9.        Notice of Dissolution of Group.

               Not Applicable

Item 10.       Certification.

                    (b) By  signing  below,  I certify  that,  to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 317574101               SCHEDULE 13G               Page 9 of 9 Pages
===============================================================================


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: January 27, 2005

                                     The Roy F. and Joann Cole Mitte Foundation


                                     By:        /s/Roy F. Mitte
                                     Name:      Roy F. Mitte
                                     Title:     President


                                     /s/ Roy F. Mitte
                                     Roy F. Mitte


                                     /s/ Joann Cole Mitte
                                     Joann Cole Mitte


                                     /s/ Scott Mitte
                                     Scott Mitte